MIC

125 West 55th Street New York, NY10019 United States	Telephone Facsimile Internet:	+1 212 231 1825 +1 212 231 1828 www.macquarie.com/mic
FOR IMMEDIATE RELEASE

MIC REPORTS FIRST QUARTER 2020
FINANCIAL AND OPERATIONAL RESULTS

Results from continuing operations for the first quarter of 2020 compared with the first quarter of 2019 reflect:

•
A downturn in activity at Atlantic Aviation and MIC Hawaii commencing in the second half of March as a result of the implementation of travel restrictions related to the outbreak of COVID-19, partially offset by improved performance at IMTT as a result of increased demand for petroleum storage and the recognition of fees earned from customers for tank cleaning

•	The absence of a one-time $39 million contract termination payment received by IMTT in the first quarter of 2019
New York, May 5, 2020 — Macquarie Infrastructure Corporation (NYSE: MIC) today announced its first quarter 2020 operational and financial results. The first quarter results reflect the stable performance of its operating businesses through the first ten weeks of the quarter and a sharp decline in Atlantic Aviation and MIC Hawaii’s performance in the last two weeks as a result of the implementation of travel, public gathering and other restrictions to combat the outbreak of COVID-19.
The impact of the COVID-19 pandemic on Atlantic Aviation and MIC Hawaii was partially offset by improved performance by International-Matex Tank Terminals (“IMTT”), excluding the impact of an approximately $39 million contract termination payment (“termination fee”) received in the first quarter of 2019 (“the prior comparable period”). IMTT benefited from the recognition of $15 million in fees from customers for tank cleaning and higher utilization driven by increased demand for storage of petroleum and other liquids.
MIC’s Chief Executive Officer, Christopher Frost, said: “I am very proud of our team’s efforts and appreciate their commitment to ensuring that the essential services our businesses provide continue to be delivered safely and efficiently as we navigate the unprecedented challenges of the COVID-19 pandemic. We remain focused on ensuring the health and safety of our employees and customers, while maintaining business continuity.”
MIC reported net income from continuing operations of $11 million, down 83% compared with the first quarter of 2019. This decrease reflects the absence of the termination fee at IMTT, reduced sales activity at Atlantic Aviation and MIC Hawaii and increased general and administrative expenses primarily related to MIC’s pursuit of strategic alternatives.
Adjusted EBITDA excluding non-cash items from continuing operations totaled $152 million for the quarter, down 25% versus the prior comparable period or 7% excluding the termination fee. The decrease reflects the reductions in contributions from each of Atlantic Aviation and MIC Hawaii and costs recorded in Corporate and Other related to MIC's pursuit of strategic alternatives, partially offset by the larger contribution from IMTT, excluding the 2019 termination fee.
MIC generated cash from operating activities of $99 million for the quarter, a decrease of 34% versus the prior comparable period. The decrease primarily reflects the reduction in EBITDA and declines in the amounts of products purchased and lower wholesale product prices, partially offset by declines in the amount of products sold and lower retail product prices.
The Company’s Adjusted Free Cash Flow from continuing operations totaled $104 million, down 34% versus the prior comparable period or 13% excluding the termination fee. The decrease reflects the reduction in EBITDA, higher maintenance capital expenditures and cash interest.
Actions Related to COVID-19
In response to the impact of COVID-19 and the uncertainty around when travel and other restrictions may be eased, MIC’s businesses have taken decisive steps to reduce operating expenses and maintain strong cash positions. These include furloughing a small number of employees and reducing scheduled work hours, eliminating certain non-payroll expenses, deferring maintenance capital expenditures unrelated to health and safety and reducing general and administrative expenses.
To preserve value and ensure the continued safe operation of its businesses through the pandemic, MIC has also sought to retain and increase its available cash where appropriate. In mid-March the Company announced that it had drawn $599 million on its holding company revolving credit facility and $275 million on the revolving credit facility at Atlantic Aviation. The drawn cash added to the Company’s approximately $300 million of cash on hand.

MIC has since repaid and terminated the revolving credit facility at Atlantic Aviation (other than with respect to a $10 million commitment, currently undrawn, in place solely in support of outstanding letters of credit). The amendment of the revolving credit facility de-risks the Company’s investment in Atlantic Aviation by eliminating any ongoing leverage-based maintenance covenant from the business’ debt package. As a result, MIC currently has cash on hand of approximately $870 million.
In addition to drawing on credit facilities, on April 2, 2020, MIC announced that it was suspending its quarterly cash dividend as a means of retaining cash. The Company will retain approximately $260 million should the suspension remain in place through 2020. MIC notes that it has no immediate need for the additional liquidity and that these measures are prudent and strictly precautionary given the uncertainty surrounding the impact of COVID-19 on the Company’s businesses and the absence of visibility into an easing of travel restrictions and economic recovery.
As an additional precaution, the MIC Board has established an Executive Committee ("the Committee") comprising the Chairman (or alternate), the Chief Executive Officer (or alternate) and one of the independent members of the board (or alternate) to exercise all powers and authority of the board when the board is not in session or in the event one or more of its members are incapacitated. Decisions of the Committee require the approval of a majority of its independent members, and a majority of the Committee's independent members may refer any matter to the full board for determination. The Committee does not have powers that, under Delaware corporate law, cannot be delegated including approving a sale of the Company. In addition, the Committee may not, among other things, reinstate or declare a dividend or amend or terminate the Company's Disposition Agreement with its Manager, Macquarie Infrastructure Management (USA), Inc.
First Quarter 2020 Segment Results and Outlook
“Atlantic Aviation performed well through the first ten weeks of the year consistent with the increases in general aviation flight activity reported by the Federal Aviation Administration although stay-at-home orders and other travel restrictions have reduced average daily flight activity substantially from mid-March. Similarly, travel restrictions and mandatory quarantines have all but eliminated visitors to Hawaii. The impact on Hawaii’s hotels and restaurants has materially reduced demand for gas produced and distributed by Hawaii Gas.
“IMTT performed well with demand for storage of petroleum and liquid chemical products increasing materially during the quarter. Storage utilization is expected to increase to over 95% by mid-May from 86% at the end of 2019 with the incremental leases having an average duration of approximately one year,” said Frost. “Nearly all leasable capacity is now under contract.”

•
IMTT generated EBITDA excluding non-cash items of $77 million in the first quarter of 2020, down 26% versus the prior comparable period. Excluding the termination fee, EBITDA would have increased by 18%. The improved operating results reflect the recognition of tank cleaning fees from customers and higher average capacity utilization in the quarter of 85.4% compared with 82.5% in the first quarter of 2019.

IMTT believes that the increase in utilization will support storage rate improvement in the medium term and notes that certain customers have sought to renew contracts early to ensure continued access to storage. Partially offsetting these improvements are costs associated with COVID-19 preparedness and potential reductions in ancillary services such as throughput. Given the contracted nature of most of the revenue generated by IMTT, MIC expects these items to have a net positive impact on the financial performance of the business in 2020.

•
Atlantic Aviation generated EBITDA excluding non-cash items of $66 million in the first quarter of 2020, down 16% versus the prior comparable period. General aviation flight activity declined by approximately 80% at the end of March compared with the same period in 2019 and has remained at similarly reduced levels through April.

Although approximately 20% of Atlantic Aviation’s gross profit is generated from base tenant hangar rental, most of the business’ top line is correlated with the level of general aviation flight activity in the U.S. Given the uncertainty around the duration of travel and other restrictions and the rate at which they will be lifted, the status of commercial aviation and consumer travel preferences post-COVID-19, it is not possible to accurately forecast the financial performance of Atlantic Aviation in 2020 at this time. The Company notes that under any scenario the result is expected to be below the guidance (since withdrawn) it provided to the market in February.

•
MIC Hawaii generated EBITDA excluding non-cash items of $15 million in the first quarter of 2020, down 25% versus the prior comparable period. The decrease primarily reflects realized hedge losses as a result of a decline in propane prices and the impact of reduced consumption of gas by commercial customers such as hotels and restaurants in the second half of March. Travel and other restrictions have reduced average daily visitor arrivals to Hawaii by over 95%.

Commercial and industrial gas consumption (including by hotels and restaurants) is expected to remain low, while residential consumption is expected to remain largely intact for as long as travel and other restrictions remain in effect resulting in an aggregate decline in total gas sales of between 30% and 40%. Given the uncertainty around the duration of travel restrictions and the rate at which they will be lifted, the status of commercial aviation and consumer travel preferences post-COVID-19, it is not possible to accurately forecast the financial performance of MIC Hawaii in 2020 at this time. The Company notes that under any scenario the result is expected to be below the guidance (since withdrawn) it provided to the market in February.

•
MIC’s Corporate and Other segment includes primarily interest expense on holding company level debt, fees payable to the Company’s external manager and public company expenses, offset in the prior comparable period by income from a relationship with a developer of renewable power generation opportunities. The relationship with the developer was concluded in July of 2019. The increase in general and administrative expenses the first quarter of 2020 reflects primarily costs incurred in connection with the Company’s pursuit of strategic alternatives.

Balance Sheet Strength and Financial Flexibility
MIC’s results from ongoing operations in the first quarter increased the Company’s aggregate leverage to approximately 4.3x net debt/Adjusted EBITDA excluding non-cash items (trailing twelve-month basis) at March 31, 2020. Additional reductions in trailing twelve-month EBITDA related to the expected decrease in contributions from Atlantic Aviation and MIC Hawaii, along with MIC’s use of cash to fund growth investments, is likely to result in a further increase in leverage during the year. MIC continues to forecast deployment of growth capital of between $200 and $225 million across its portfolio in 2020 to projects which it has previously committed.
“We believe that the continued funding of growth projects is prudent from the standpoint of meeting our contractual obligations to our customers and ensures that we will benefit from the incremental earnings they are expected to generate,” noted Frost. “The Company’s current cash balance and the additional funds we expect to retain from the suspension of our dividend, combined with the cash generated by our ongoing operations, is anticipated to fund operations and meet our financial obligations over the course of the year.”
Strategic Alternatives
On October 31, 2019, MIC announced its intention to pursue strategic alternatives for the Company and has since been actively engaged in processes that could result in the sale of the Company or one or more of its operating businesses. MIC continues to believe that this course of action will ultimately maximize value for shareholders and it intends to move forward with these alternatives, although recent volatility in the capital markets and the limitations of travel bans and other restrictions on interactions imposed by COVID-19 are expected to slow the process. The measures undertaken to date, including the suspension of the quarterly dividend, will provide MIC with additional financial flexibility to proceed with such processes in a manner consistent with maximizing value for shareholders.
“We remain confident that there is a significant opportunity to unlock value for our shareholders through a sale of the Company or one or more of our businesses and we are continuing to pursue all opportunities that we believe could be in the best interests of the Company and its shareholders,” said Frost.

Summary Financial Information

	Quarter Ended March 31,		Change Favorable/ (Unfavorable)
	2020	2019	$	%
	($ In Millions, Except Share and Per Share Data) (Unaudited)
GAAP Metrics
Continuing Operations
Net income	$11	$64	(53)	(83)
Net income per share attributable to MIC	0.13	0.75	(0.62)	(83)
Cash provided by operating activities	99	151	(52)	(34)
Discontinued Operations
Net income	$—	$5	(5)	(100)
Net income per share attributable to MIC	—	0.07	(0.07)	(100)
Cash used in operating activities	—	(13)	13	100
Weighted average number of shares outstanding: basic	86,686,972	85,872,132	814,840	1
MIC Non-GAAP Metrics
EBITDA excluding non-cash items - continuing operations	$141	$202	(61)	(30)
Investment and acquisition/disposition costs	11	1	10	NM
Adjusted EBITDA excluding non - cash items–continuing operations	$152	$203	(51)	(25)
Cash interest	$(29)	$(28)	(1)	(4)
Cash taxes	(7)	(7)	—	—
Maintenance capital expenditures	(12)	(10)	(2)	(20)
Adjusted Free Cash Flow - continuing operations	$104	$158	(54)	(34)
EBITDA excluding non-cash items - discontinued operations	$—	$10	(10)	(100)
Cash interest	—	(3)	3	100
Free Cash Flow - discontinued operations	$—	$7	(7)	(100)
Adjusted Free Cash Flow - consolidated	$104	$165	(61)	(37)
___________
NM — Not meaningful
Conference Call and Webcast
When: MIC has scheduled a conference call for 8:00 a.m. Eastern Time on Tuesday, May 5, 2020 during which management will review and comment on the first quarter 2020 results.
How: To listen to the conference call dial +1(650) 521-5252 or +1(877) 852-2928 at least ten minutes prior to the scheduled start time. A webcast of the call will be accessible via the Company’s website at www.macquarie.com/mic. Allow extra time prior to the call to visit the site and download the software needed to listen to the webcast.
Slides: MIC will prepare materials in support of its conference call. The materials will be available for downloading from the Company’s website prior to the call.
Replay: For interested individuals unable to participate in the live conference call, a replay will be available after 2:00 p.m. on May 5, 2020 through midnight on May 12, 2020, at +1(404) 537-3406 or +1(855) 859-2056, Passcode: 4997454. An online archive of the webcast will be available on the Company’s website for one year following the call.
About MIC
MIC owns and operates a diversified group of businesses providing basic services to customers in the United States. Its businesses consist of a bulk liquid terminals business, International-Matex Tank Terminals; an airport services business, Atlantic Aviation; and entities comprising an energy services, production and distribution segment, MIC Hawaii. For additional information, please visit the MIC website at www.macquarie.com/mic.

Use of Non-GAAP Measures
Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) excluding non-cash items and Free Cash Flow
In addition to MIC’s results under U.S. GAAP, the Company uses certain non-GAAP measures to assess the performance and prospects of its businesses. In particular, MIC uses EBITDA excluding non-cash items and Free Cash Flow.
MIC measures EBITDA excluding non-cash items as a reflection of its businesses’ ability to effectively manage the volume of products sold or services provided, the operating margin earned on those transactions and the management of operating expenses independent of the capitalization and tax attributes of those businesses. The Company believes investors use EBITDA excluding non-cash items primarily as a measure to assess the operating performance of its businesses and to make comparisons with the operating performance of other businesses whose depreciation and amortization expense may vary widely from MIC’s, particularly where acquisitions and other non-operating factors are involved. MIC defines EBITDA excluding non-cash items as net income (loss) or earnings - the most comparable GAAP measure - before interest, taxes, depreciation and amortization and non-cash items including impairments, unrealized derivative gains and losses, adjustments for other non-cash items and pension expense reflected in the statements of operations. EBITDA excluding non-cash items also excludes base management fees and performance fees, if any, whether paid in cash or stock.
The Company’s businesses can be characterized as owners of high-value, long-lived assets capable of generating substantial Free Cash Flow. MIC defines Free Cash Flow as cash from operating activities - the most comparable GAAP measure - which reflects cash paid for interest, taxes and pension contributions, less maintenance capital expenditures, which includes principal repayments on capital lease obligations used to fund maintenance capital expenditures and excludes changes in working capital.
Management uses Free Cash Flow as a measure of its ability to provide investors with an attractive risk-adjusted return by sustaining and potentially increasing MIC’s quarterly cash dividend and funding a portion of the Company’s growth. GAAP metrics such as net income (loss) do not provide MIC management with the same level of visibility to into the performance and prospects of the business as a result of: (i) the capital intensive nature of MIC’s businesses and the generation of non-cash depreciation and amortization; (ii) shares issued to the Company’s external manager under the Management Services Agreement, (iii) the Company’s ability to defer all or a portion of current federal income taxes; (iv) non-cash unrealized gains or losses on derivative instruments; (v) gains (losses) on disposal of assets, and (vi) pension expense. Pension expenses primarily consist of interest expense, expected return on plan assets and amortization of actuarial and performance gains and losses. Any cash contributions to pension plans are reflected as a reduction in Free Cash Flow and are not included in pension expense. Management believes that external consumers of its financial statements, including investors and research analysts, use Free Cash Flow both to assess the Company’s performance and as an indicator of its success in generating an attractive risk-adjusted return.
In its Quarterly Report on Form 10-Q, the Company has disclosed Free Cash Flow on a consolidated basis and for each of its operating segments and MIC Corporate. Management believes that both EBITDA excluding non-cash items and Free Cash Flow support a more complete and accurate understanding of the financial and operating performance of its businesses than would otherwise be achieved using GAAP results alone.
Free Cash Flow does not take into consideration required payments on indebtedness and other fixed obligations or other cash items that are excluded from MIC’s definition of Free Cash Flow. Management notes that Free Cash Flow may be calculated differently by other companies thereby limiting its usefulness as a comparative measure. Free Cash Flow should be used as a supplemental measure to help understand MIC’s financial performance and not in lieu of its financial results reported under GAAP.
See the tables below for a reconciliation of Net Income (loss) to EBITDA excluding non-cash items from continuing operations and a reconciliation of cash provided by operating activities from continuing operations to Free Cash Flow from continuing operations.
Classification of Maintenance Capital Expenditures and Growth Capital Expenditures
MIC categorizes capital expenditures as either maintenance capital expenditures or growth capital expenditures. As neither maintenance capital expenditure nor growth capital expenditure is a GAAP term, the Company has adopted a framework to categorize specific capital expenditures. In broad terms, maintenance capital expenditures primarily maintain MIC’s businesses at current levels of operations, capability, profitability or cash flow, while growth capital expenditures primarily provide new or enhanced levels of operations, capability, profitability or cash flow. Management considers a number of factors in determining whether a specific capital expenditure will be classified as maintenance or growth.
MIC does not bifurcate specific capital expenditures into growth and maintenance components. Each discrete capital expenditure is considered within the above framework and the entire capital expenditure is classified as either maintenance or growth.

Forward-Looking Statements
This press release contains forward-looking statements. MIC may, in some cases, use words such as "project”, "believe”, "anticipate”, "plan”, "expect”, "estimate”, "intend”, "should”, "would”, "could”, "potentially”, or "may” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Such statements include, among others, those concerning our expected financial performance and strategic and operational plans, statements regarding the anticipated specific and overall impacts of the COVID-19 pandemic, as well as all assumptions, expectations, predictions, intentions or beliefs about future events. Forward-looking statements in this release are subject to a number of risks and uncertainties, some of which are beyond MIC’s control including, among other things: changes in general economic or business conditions; the short and long term impact of the COVID-19 pandemic; its ability to service, comply with the terms of and refinance debt, successfully integrate and manage acquired businesses, retain or replace qualified employees, complete growth projects, deploy growth capital and manage growth, make and finance future acquisitions, and implement its strategy; the regulatory environment; demographic trends, the political environment, the economy, tourism, construction and transportation costs, air travel, environmental costs and risks; fuel and gas and other commodity costs; its ability to recover increases in costs from customers, cybersecurity risks, work interruptions or other labor stoppages; risks associated with acquisitions or dispositions, litigation risks; risks related to its shared services initiative and its ability to achieve cost savings; reliance on sole or limited source suppliers, risks or conflicts of interests involving its relationship with the Macquarie Group and changes in U.S. federal tax law.
MIC’s actual results, performance, prospects or opportunities could differ materially from those expressed in or implied by the forward-looking statements. Additional risks of which MIC is not currently aware could also cause its actual results to differ. In light of these risks, uncertainties and assumptions, you should not place undue reliance on any forward-looking statements. The forward-looking events discussed in this release may not occur. These forward-looking statements are made as of the date of this release. MIC undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.
MIC is not an authorized deposit-taking institution for the purposes of the Banking Act 1959 (Commonwealth of Australia). The obligations of MIC do not represent deposits or other liabilities of Macquarie Bank Limited ABN 46 008 583 542 (MBL). MBL does not guarantee or otherwise provide assurance in respect of the obligations of MIC.

For further information, please contact:

Investors: Jay Davis Investor Relations MIC 212-231-1825	Media: Lee Lubarsky Corporate Communications MIC 212-231-2638

MACQUARIE INFRASTRUCTURE CORPORATION

CONSOLIDATED CONDENSED BALANCE SHEETS
($ in Millions, Except Share Data)

	March 31, 2020	December 31, 2019
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,156	$357
Restricted cash	1	1
Accounts receivable, net of allowance for doubtful accounts	71	97
Inventories	24	31
Prepaid expenses	14	13
Income tax receivable	12	11
Other current assets	16	19
Total current assets	1,294	529
Property, equipment, land and leasehold improvements, net	3,220	3,202
Operating lease assets, net	332	336
Investment in unconsolidated business	8	9
Goodwill	2,044	2,043
Intangible assets, net	717	729
Other noncurrent assets	11	13
Total assets	$7,626	$6,861
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Due to Manager-related party	$2	$3
Accounts payable	34	67
Accrued expenses	83	86
Current portion of long-term debt	286	12
Operating lease liabilities - current	19	20
Fair value of derivative liabilities	13	7
Other current liabilities	26	35
Total current liabilities	463	230
Long-term debt, net of current portion	3,253	2,654
Deferred income taxes	679	679
Operating lease liabilities - noncurrent	318	320
Other noncurrent liabilities	169	167
Total liabilities	4,882	4,050
Commitments and contingencies	—	—
Stockholders’ equity (1):
Additional paid in capital	1,123	1,198
Accumulated other comprehensive loss	(40)	(37)
Retained earnings	1,652	1,641
Total stockholders’ equity	2,735	2,802
Noncontrolling interests	9	9
Total equity	2,744	2,811
Total liabilities and equity	$7,626	$6,861
___________

(1)
The Company is authorized to issue the following classes of stock: (i) 500,000,000 shares of common stock, par value $0.001 per share. At March 31, 2020 and December 31, 2019, the Company had 86,814,466 shares and 86,600,302 shares of common stock issued and outstanding, respectively; (ii) 100,000,000 shares of preferred stock, par value $0.001 per share authorized. At March 31, 2020 and December 31, 2019, no preferred stocks were issued or outstanding; and (iii) 100 shares of special stock, par value $0.001 per share, issued and outstanding to its Manager as at March 31, 2020 and December 31, 2019.

MACQUARIE INFRASTRUCTURE CORPORATION

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)
($ in Millions, Except Share and Per Share Data)

	Quarter Ended March 31,
	2020	2019
Revenue
Service revenue	$356	$418
Product revenue	60	64
Total revenue	416	482
Costs and expenses
Cost of services	145	168
Cost of product sales	42	40
Selling, general and administrative	96	80
Fees to Manager-related party	7	8
Depreciation	51	48
Amortization of intangibles	14	15
Total operating expenses	355	359
Operating income	61	123
Other income (expense)
Interest income	—	3
Interest expense(1)	(42)	(42)
Other income, net	1	4
Net income from continuing operations before income taxes	20	88
Provision for income taxes	(9)	(24)
Net income from continuing operations	11	64
Discontinued Operations(2)
Net income from discontinued operations before income taxes	—	3
Benefit for income taxes	—	2
Net income from discontinued operations	—	5
Net income	11	69
Net income from continuing operations	11	64
Net income from continuing operations attributable to MIC	11	64
Net income from discontinued operations	—	5
Less: net loss attributable to noncontrolling interests	—	(1)
Net income from discontinued operations attributable to MIC	—	6
Net income attributable to MIC	$11	$70
Basic income per share from continuing operations attributable to MIC	$0.13	$0.75
Basic income per share from discontinued operations attributable to MIC	—	0.07
Basic income per share attributable to MIC	$0.13	$0.82
Weighted average number of shares outstanding: basic	86,686,972	85,872,132
Diluted income per share from continuing operations attributable to MIC	$0.13	$0.73
Diluted income per share from discontinued operations attributable to MIC	—	0.06
Diluted income per share attributable to MIC	$0.13	$0.79
Weighted average number of shares outstanding: diluted	86,718,067	93,913,267
Cash dividends declared per share	$—	$1.00
___________

(1)	Interest expense includes losses on derivative instruments of $9 million and $4 million for the quarters ended March 31, 2020 and 2019, respectively.

(2)
See Note 4, “Discontinued Operations and Dispositions”, in our Notes to Consolidated Condensed Financial Statements in Part I of Form 10-Q for the quarter ended March 31, 2020, for further discussions.

MACQUARIE INFRASTRUCTURE CORPORATION

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(Unaudited)
($ in Millions)

	Quarter Ended March 31,
	2020	2019
Operating activities
Net income from continuing operations	$11	$64
Adjustments to reconcile net income to net cash provided by operating activities from continuing operations:
Depreciation and amortization of property and equipment	51	48
Amortization of intangible assets	14	15
Amortization of debt financing costs	2	3
Amortization of debt discount	1	1
Adjustments to derivative instruments	12	7
Fees to Manager - related party	7	8
Deferred taxes	2	17
Other non-cash expense, net	5	4
Changes in other assets and liabilities, net of acquisitions:
Accounts receivable	23	(11)
Inventories	7	—
Prepaid expenses and other current assets	(2)	(5)
Accounts payable and accrued expenses	(27)	(2)
Income taxes payable	4	7
Other, net	(11)	(5)
Net cash provided by operating activities from continuing operations	99	151
Investing activities
Acquisitions of businesses and investments, net of cash, cash equivalents and restricted cash acquired	(13)	—
Purchases of property and equipment	(71)	(44)
Loan to project developer	—	(1)
Net cash used in investing activities from continuing operations	(84)	(45)
Financing activities
Proceeds from long-term debt	874	—
Payment of long-term debt	(3)	(3)
Dividends paid to common stockholders	(87)	(86)
Debt financing costs paid	—	(1)
Net cash provided by (used in) financing activities from continuing operations	784	(90)
Net change in cash, cash equivalents and restricted cash from continuing operations	799	16

MACQUARIE INFRASTRUCTURE CORPORATION

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS – (continued)
(Unaudited)
($ in Millions)

	Quarter Ended March 31,
	2020	2019
Cash flows (used in) provided by discontinued operations:
Net cash used in operating activities	$—	$(13)
Net cash used in investing activities	—	(8)
Net cash provided by financing activities	—	23
Net cash provided by discontinued operations	—	2
Net change in cash, cash equivalents and restricted cash	799	18
Cash, cash equivalents and restricted cash, beginning of period	358	629
Cash, cash equivalents and restricted cash, end of period	$1,157	$647
Supplemental disclosures of cash flow information from continuing operations:
Non-cash investing and financing activities:
Accrued purchases of property and equipment	$25	$12
Issuance of shares to Manager	9	8
Leased assets obtained in exchange for new operating lease liabilities	5	1
Taxes paid, net	3	1
Interest paid, net	21	31
The following table provides a reconciliation of cash, cash equivalents and restricted cash from both continuing and discontinued operations reported within the consolidated condensed balance sheets that is presented in the consolidated condensed statements of cash flows:

	As of March 31,
	2020	2019
Cash and cash equivalents	$1,156	$603
Restricted cash - current	1	23
Cash, cash equivalents and restricted cash included in assets held for sale(1)	—	21
Total of cash, cash equivalents and restricted cash shown in the consolidated statement of cash flows	$1,157	$647
___________

(1)
Represents cash, cash equivalents and restricted cash related to businesses classified as held for sale. See Note 4, “Discontinued Operations and Dispositions”, in our Notes to Consolidated Condensed Financial Statements in Part I of Form 10-Q for the quarter ended March 31, 2020, for further discussion.

MACQUARIE INFRASTRUCTURE CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS – MD&A

	Quarter Ended March 31,		Change Favorable/(Unfavorable)
	2020	2019	$	%
	($ In Millions, Except Share and Per Share Data) (Unaudited)
Revenue
Service revenue	$356	$418	(62)	(15)
Product revenue	60	64	(4)	(6)
Total revenue	416	482	(66)	(14)
Costs and expenses
Cost of services	145	168	23	14
Cost of product sales	42	40	(2)	(5)
Selling, general and administrative	96	80	(16)	(20)
Fees to Manager - related party	7	8	1	13
Depreciation	51	48	(3)	(6)
Amortization of intangibles	14	15	1	7
Total operating expenses	355	359	4	1
Operating income	61	123	(62)	(50)
Other income (expense)
Interest income	—	3	(3)	(100)
Interest expense(1)	(42)	(42)	—	—
Other income, net	1	4	(3)	(75)
Net income from continuing operations before income taxes	20	88	(68)	(77)
Provision for income taxes	(9)	(24)	15	63
Net income from continuing operations	11	64	(53)	(83)
Discontinued Operations
Net income from discontinued operations before income taxes	—	3	(3)	(100)
Benefit for income taxes	—	2	(2)	(100)
Net income from discontinued operations	—	5	(5)	(100)
Net income	11	69	(58)	(84)

Net income from continuing operations	11	64	(53)	(83)
Net income from continuing operations attributable to MIC	11	64	(53)	(83)
Net income from discontinued operations	—	5	(5)	(100)
Less: net loss attributable to noncontrolling interests	—	(1)	(1)	(100)
Net income from discontinued operations attributable to MIC	—	6	(6)	(100)
Net income attributable to MIC	$11	$70	(59)	(84)
Basic income per share from continuing operations attributable to MIC	$0.13	$0.75	(0.62)	(83)
Basic income per share from discontinued operations attributable to MIC	—	0.07	(0.07)	(100)
Basic income per share attributable to MIC	$0.13	$0.82	(0.69)	(84)
Weighted average number of shares outstanding: basic	86,686,972	85,872,132	814,840	1
_____________

(1)	Interest expense includes non-cash losses on derivative instruments of $9 million and $4 million for the quarters ended March 31, 2020 and 2019, respectively.

MACQUARIE INFRASTRUCTURE CORPORATION

RECONCILIATION OF CONSOLIDATED NET INCOME TO EBITDA EXCLUDING
NON-CASH ITEMS AND A RECONCILIATION FROM CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW

	Quarter Ended March 31,		Change Favorable/(Unfavorable)
	2020	2019	$	%
	($ In Millions) (Unaudited)
Net income from continuing operations	$11	$64
Interest expense, net(1)	42	39
Provision for income taxes	9	24
Depreciation	51	48
Amortization of intangibles	14	15
Fees to Manager - related party	7	8
Other non-cash expense, net (2)	7	4
EBITDA excluding non-cash items - continuing operations	$141	$202	(61)	(30)
EBITDA excluding non-cash items - continuing operations	$141	$202
Interest expense, net(1)	(42)	(39)
Non-cash interest expense, net(1)	13	11
Provision for current income taxes	(7)	(7)
Changes in working capital	(6)	(16)
Cash provided by operating activities - continuing operations	99	151
Changes in working capital	6	16
Maintenance capital expenditures	(12)	(10)
Free cash flow - continuing operations	93	157	(64)	(41)
Free cash flow - discontinued operations	—	7	(7)	(100)
Total Free Cash Flow	$93	$164	(71)	(43)
_____________

(1)
Interest expense, net, includes adjustments to derivative instruments, non-cash amortization of deferred financing fees and non-cash amortization of debt discount related to the 2.00% Convertible Senior Notes due October 2023.

(2)
Other non-cash expense, net, includes primarily pension expense of $2 million for the quarters ended March 31, 2020 and 2019, unrealized gains (losses) on commodity hedges, non-cash compensation expense incurred in relation to the incentive plans for senior management of our operating businesses and non-cash gains (losses) related to the disposal of assets. Pension expense consists primarily of interest cost, expected return on plan assets and amortization of actuarial and performance gains and losses. See “Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) excluding non-cash items and Free Cash Flow” above for further discussion.

MACQUARIE INFRASTRUCTURE CORPORATION

RECONCILIATION OF SEGMENT NET INCOME (LOSS) TO EBITDA
EXCLUDING NON-CASH ITEMS AND A RECONCILIATION FROM CASH PROVIDED
BY (USED IN) OPERATING ACTIVITIES TO FREE CASH FLOW
IMTT

	Quarter Ended March 31,		Change Favorable/(Unfavorable)
	2020	2019
	$	$	$	%
	($ In Millions) (Unaudited)
Revenue	132	161	(29)	(18)
Cost of services	50	50	—	—
Selling, general and administrative expenses	9	8	(1)	(13)
Depreciation and amortization	34	33	(1)	(3)
Operating income	39	70	(31)	(44)
Interest expense, net(1)	(15)	(13)	(2)	(15)
Other income, net	1	—	1	NM
Provision for income taxes	(7)	(16)	9	56
Net income	18	41	(23)	(56)
Reconciliation of net income to EBITDA excluding non-cash items and a reconciliation of cash provided by operating activities to Free Cash Flow:
Net income	18	41
Interest expense, net(1)	15	13
Provision for income taxes	7	16
Depreciation and amortization	34	33
Other non-cash expense, net(2)	3	1
EBITDA excluding non-cash items	77	104	(27)	(26)
EBITDA excluding non-cash items	77	104
Interest expense, net(1)	(15)	(13)
Non-cash interest expense, net(1)	5	3
Provision for current income taxes	(2)	(11)
Changes in working capital	(17)	8
Cash provided by operating activities	48	91
Changes in working capital	17	(8)
Maintenance capital expenditures	(6)	(6)
Free cash flow	59	77	(18)	(23)
_____________
NM — Not meaningful

(1)	Interest expense, net, includes non-cash adjustments to derivative instruments and non-cash amortization of deferred financing fee.

(2)
Other non-cash expense, net, includes primarily pension expense of $2 million for the quarters ended March 31, 2020 and 2019 and non-cash compensation expense incurred in relation to incentive plans. Pension expense consists primarily of interest cost, expected return on plan assets and amortization of actuarial and performance gains and losses. See “Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) excluding non-cash items and Free Cash Flow” above for further discussion.

Atlantic Aviation

	Quarter Ended March 31,		Change Favorable/(Unfavorable)
	2020	2019
	$	$	$	%
	($ In Millions) (Unaudited)
Revenue	224	258	(34)	(13)
Cost of services (exclusive of depreciation and amortization shown separately below)	95	118	23	19
Gross margin	129	140	(11)	(8)
Selling, general and administrative expenses	64	61	(3)	(5)
Depreciation and amortization	27	26	(1)	(4)
Operating income	38	53	(15)	(28)
Interest expense, net(1)	(19)	(19)	—	—
Provision for income taxes	(5)	(9)	4	44
Net income	14	25	(11)	(44)
Reconciliation of net income to EBITDA excluding non-cash items and a reconciliation of cash provided by operating activities to Free Cash Flow:
Net income	14	25
Interest expense, net(1)	19	19
Provision for income taxes	5	9
Depreciation and amortization	27	26
Other non-cash expense, net(2)	1	—
EBITDA excluding non-cash items	66	79	(13)	(16)
EBITDA excluding non-cash items	66	79
Interest expense, net(1)	(19)	(19)
Non-cash interest expense, net(1)	5	5
Provision for current income taxes	(9)	(7)
Changes in working capital	16	(4)
Cash provided by operating activities	59	54
Changes in working capital	(16)	4
Maintenance capital expenditures	(3)	(2)
Free cash flow	40	56	(16)	(29)
_____________

(1)	Interest expense, net, includes non-cash adjustments to derivative instruments and non-cash amortization of deferred financing fees.

(2)
Other non-cash expense, net, includes primarily non-cash compensation expense incurred in relation to incentive plans and non-cash gains (losses) related to the disposal of assets. See “Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) excluding non-cash items and Free Cash Flow” above for further discussion.

MIC Hawaii

	Quarter Ended March 31,		Change Favorable/(Unfavorable)
	2020	2019
	$	$	$	%
	($ In Millions) (Unaudited)
Revenue	60	64	(4)	(6)
Cost of product sales (exclusive of depreciation and amortization shown separately below)	42	40	(2)	(5)
Gross margin	18	24	(6)	(25)
Selling, general and administrative expenses	6	6	—	—
Depreciation and amortization	4	4	—	—
Operating income	8	14	(6)	(43)
Interest expense, net(1)	(3)	(3)	—	—
Provision for income taxes	(2)	(3)	1	33
Net income	3	8	(5)	(63)
Reconciliation of net income to EBITDA excluding non-cash items and a reconciliation of cash provided by operating activities to Free Cash Flow:
Net income	3	8
Interest expense, net(1)	3	3
Provision for income taxes	2	3
Depreciation and amortization	4	4
Other non-cash expense, net(2)	3	2
EBITDA excluding non-cash items	15	20	(5)	(25)
EBITDA excluding non-cash items	15	20
Interest expense, net(1)	(3)	(3)
Non-cash interest expense, net(1)	1	1
Provision for current income taxes	(2)	(3)
Changes in working capital	(5)	(2)
Cash provided by operating activities	6	13
Changes in working capital	5	2
Maintenance capital expenditures	(3)	(2)
Free cash flow	8	13	(5)	(38)
_____________

(1)	Interest expense, net, includes non-cash adjustments to derivative instruments related to interest rate swaps and non-cash amortization of deferred financing fees.

(2)
Other non-cash expense, net, includes primarily non-cash adjustments related to unrealized gains (losses) on commodity hedges, pension expense and non-cash compensation expense incurred in relation to incentive plans. Pension expense consists primarily of interest cost, expected return on plan assets and amortization of actuarial and performance gains and losses. See “Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) excluding non-cash items and Free Cash Flow” above for further discussion.

Corporate and Other

	Quarter Ended March 31,		Change Favorable/(Unfavorable)
	2020	2019
	$	$	$	%
	($ In Millions) (Unaudited)
Selling, general and administrative expenses	17	6	(11)	(183)
Fees to Manager - related party	7	8	1	13
Operating loss	(24)	(14)	(10)	(71)
Interest expense, net(1)	(5)	(4)	(1)	(25)
Other income, net	—	4	(4)	(100)
Benefit for income taxes	5	4	1	25
Net loss	(24)	(10)	(14)	(140)
Reconciliation of net loss to EBITDA excluding non-cash items and a reconciliation of cash used in operating activities to Free Cash Flow:
Net loss	(24)	(10)
Interest expense, net(1)	5	4
Benefit for income taxes	(5)	(4)
Fees to Manager - related party	7	8
Other non-cash expense, net	—	1
EBITDA excluding non-cash items	(17)	(1)	(16)	NM
EBITDA excluding non-cash items	(17)	(1)
Interest expense, net(1)	(5)	(4)
Non-cash interest expense, net(1)	2	2
Benefit for current income taxes	6	14
Changes in working capital	—	(18)
Cash used in operating activities	(14)	(7)
Changes in working capital	—	18
Free cash flow	(14)	11	(25)	NM
_____________
NM — Not meaningful

(1)	Interest expense, net, included non-cash amortization of deferred financing fees and non-cash amortization of debt discount related to the 2.00% Convertible Senior Notes.

MACQUARIE INFRASTRUCTURE CORPORATION

RECONCILIATION OF NET INCOME (LOSS) TO EBITDA EXCLUDING
NON-CASH ITEMS AND A RECONCILIATION FROM CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES TO FREE CASH FLOW

	For the Quarter Ended March 31, 2020
	IMTT	Atlantic Aviation	MIC Hawaii	Corporate and Other	Total Continuing Operations
	($ in Millions) (Unaudited)
Net income (loss)	18	14	3	(24)	11
Interest expense, net(1)	15	19	3	5	42
Provision (benefit) for income taxes	7	5	2	(5)	9
Depreciation and amortization	34	27	4	—	65
Fees to Manager-related party	—	—	—	7	7
Other non-cash expense, net(2)	3	1	3	—	7
EBITDA excluding non-cash items	77	66	15	(17)	141
EBITDA excluding non-cash items	77	66	15	(17)	141
Interest expense, net(1)	(15)	(19)	(3)	(5)	(42)
Non-cash interest expense, net(1)	5	5	1	2	13
(Provision) benefit for current income taxes	(2)	(9)	(2)	6	(7)
Changes in working capital	(17)	16	(5)	—	(6)
Cash provided by (used in) operating activities	48	59	6	(14)	99
Changes in working capital	17	(16)	5	—	6
Maintenance capital expenditures	(6)	(3)	(3)	—	(12)
Free Cash Flow	59	40	8	(14)	93

	For the Quarter Ended March 31, 2019
	IMTT	Atlantic Aviation	MIC Hawaii	Corporate and Other	Total Continuing Operations	Discontinued Operations	Total
	($ in Millions) (Unaudited)
Net income (loss)	41	25	8	(10)	64	5	69
Interest expense, net(1)	13	19	3	4	39	5	44
Provision (benefit) for income taxes	16	9	3	(4)	24	(2)	22
Depreciation and amortization	33	26	4	—	63	—	63
Fees to Manager-related party	—	—	—	8	8	—	8
Other non-cash expense, net(2)	1	—	2	1	4	2	6
EBITDA excluding non-cash items	104	79	20	(1)	202	10	212
EBITDA excluding non-cash items	104	79	20	(1)	202	10	212
Interest expense, net(1)	(13)	(19)	(3)	(4)	(39)	(5)	(44)
Non-cash interest expense, net(1)	3	5	1	2	11	2	13
(Provision) benefit for current income taxes	(11)	(7)	(3)	14	(7)	—	(7)
Changes in working capital	8	(4)	(2)	(18)	(16)	(20)	(36)
Cash provided by (used in) operating activities	91	54	13	(7)	151	(13)	138
Changes in working capital	(8)	4	2	18	16	20	36
Maintenance capital expenditures	(6)	(2)	(2)	—	(10)	—	(10)
Free Cash Flow	77	56	13	11	157	7	164
______________

(1)
Interest expense, net, includes adjustments to derivative instruments, non-cash amortization of deferred financing fees and non-cash amortization of debt discount related to the 2.00% Convertible Senior Notes.

(2)
Other non-cash expense, net, includes primarily pension expense of $2 million for the quarters ended March 31, 2020 and 2019, unrealized gains (losses) on commodity hedge contracts, non-cash compensation expense incurred in relation to the incentive plans for senior management of our operating businesses and non-cash gains (losses) related to the disposal of assets. Pension expense consists primarily of interest cost, expected return on plan assets and amortization of actuarial and performance gains and losses. See “Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) excluding non-cash items and Free Cash Flow” above for further discussion.